Exhibit 99.2

ENTERPRISE PRICES $2.5 BILLION AGGREGATE PRINCIPAL

AMOUNT OF SENIOR NOTES

Houston, Texas (June 24, 2019) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $2.5 billion aggregate principal amount of notes comprised of (i) $1.25 billion principal amount of senior notes due July 31, 2029 (“Senior Notes YY”) and (ii) $1.25 billion principal amount of senior notes due January 31, 2050 (“Senior Notes ZZ”).

We expect to use the net proceeds of this offering for (i) the repayment of debt, including the repayment of amounts outstanding under our commercial paper program and payment of our $800 million principal amount of Senior Notes LL due October 2019 at their maturity, and (ii) for general company purposes, including for organic growth capital expenditures.

Senior Notes YY will be issued to the public at 99.955% of their principal amount and will have a fixed-rate interest coupon of 3.125%. Senior Notes ZZ will be issued to the public at 99.792% of their principal amount and will have a fixed-rate interest coupon of 4.20%. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on July 8, 2019.

J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and TD Securities (USA) LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at 1 (212) 834-4533, BofA Securities, Inc. at 1 (800) 294-1322, Morgan Stanley & Co. LLC at 1 (866) 718-1649 or TD Securities (USA) LLC at 1 (855) 495-9846.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets currently include approximately 49,200 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity feet of natural gas storage capacity.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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